As filed with the Securities and Exchange Commission on February __, 1999
                                                  Registration No. 333-52835-99

===============================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

       POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-4 REGISTRATION STATEMENT
                                       ON
                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                          MISSION WEST PROPERTIES, INC.
               (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)


              MARYLAND                                 952635431
    (STATE OR OTHER JURISDICTION                   (I.R.S. EMPLOYER
        OF INCORPORATION OR                       IDENTIFICATION NO.)
           ORGANIZATION)

                                                     CARL E. BERG
                                             PRESIDENT AND CHIEF EXECUTIVE
                                                        OFFICER
        10050 BANDLEY DRIVE                  MISSION WEST PROPERTIES, INC.
       CUPERTINO, CALIFORNIA                      10050 BANDLEY DRIVE
             95014-2188                    CUPERTINO, CALIFORNIA 95014-2188
           (408) 725-0700                           (408) 725-0700
    (Address including zip code,           (Address including zip code, and
  and telephone number, including             telephone number, including
     area code, of registrant's               area code, of registrant's
    principal executive offices)             principal executive offices)

                              -------------------

                                  COPIES TO:
                                ALAN B. KALIN
                              GRAHAM & JAMES LLP
                                600 HANSEN WAY
                       PALO ALTO, CALIFORNIA 94304-1043
                              -------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
           As soon as practicable following the effectiveness of this
                            Registration Statement.
                              -------------------

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box.
|_|

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. |X| If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. |_|

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|_|

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

     *THIS REGISTRATION STATEMENT IS FILED AS POST-EFFECTIVE AMENDMENT NO. 1 TO THE REGISTRANT'S FORM S-4 REGISTRATION STATEMENT NO. 333-52835-99 DECLARED EFFECTIVE ON NOVEMBER 23, 1998. ALL FILING FEES WERE PAID WITH THE EARLIER REGISTRATION STATEMENT.

   THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

===============================================================================

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SECURITIES DESCRIBED IN THIS PROSPECTUS MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THE SECURITIES IN ANY STATE WHERE THE OFFER
OR SALE IS NOT PERMITTED.






                 SUBJECT TO COMPLETION, DATED FEBRUARY __, 1999

                                  PROSPECTUS

                         MISSION WEST PROPERTIES, INC.
                       6,370,058 Shares of common stock
                                $.001 par value

     The stockholders of Mission West Properties, Inc. listed below are offering and selling 6,370,058 shares of common stock, under this prospectus. All of the selling stockholders purchased their shares from us on or after December 29, 1998 under the terms of May 1998 stock purchase agreements. Some or all of the selling stockholders expect to sell their shares.

      The selling stockholders may offer their shares of common stock through public or private transactions, on or off the United States exchanges, at prevailing market prices, or at privately negotiated prices.

     The common stock is listed on the American Stock Exchange and the Pacific Exchange and trades on these stock exchanges with the symbol "MSW". On February __, 1999 the closing price of one share of common stock, as quoted on the American Stock Exchange was $____.

                                 ------------

      THE SHARES OF COMMON STOCK INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 2.

                                 ------------

           The date of this prospectus is  ________ __, 1999.

                                  THE COMPANY

      We are engaged in the management, leasing, marketing, development and acquisition of R&D office properties, primarily located in the "Silicon Valley" portion of the San Francisco Bay Area. We currently manage 71 properties totaling 4.51 million square feet, which are owned by four separate operating partnerships.  We are  the  sole  general  partner  of  each  of  the  operating partnerships. In 1999, we will elect to be taxed as a real estate investment trust ("REIT") for federal income tax purposes and will operate as a self-managed, self-administered and fully integrated REIT.

      Our principal executive offices are located at 10050 Bandley Drive, Cupertino, California 95014, and our telephone number is (408) 725-0700.

                                 RISK FACTORS

     In addition to the other information contained in this prospectus, investors should consider carefully the following risk factors before making an investment decision concerning the common stock. This prospectus contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Reform Act"). In accordance with the Reform Act, cautionary statements set forth below and additional cautionary statements contained in the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's Form 10-Q/A for the quarter ended September 30, 1998 pertain to these forward-looking statements. These cautionary statements identify certain important factors that could cause actual results to differ materially from those in the forward-looking statements and from historical trends.

DEPENDENCE ON CARL E. BERG

      We are substantially dependent upon the leadership of Carl E. Berg, our Chairman and Chief Executive Officer. He manages our day-to-day operations and devotes a significant portion of his time to our affairs, but he has a number of other business interests, as well. Some of these other interests involve investment and director relationships with a number of technology companies, including some of our tenants. We obtain valuable information about our markets and business opportunities from Mr. Berg's other activities. Losing Mr. Berg's knowledge and abilities could have a material adverse effect on our business and the value of the common stock.

CONTROL OF MISSION WEST PROPERTIES AND THE OPERATING PARTNERSHIPS BY MR. BERG AND HIS AFFILIATES

     OWNERSHIP INTEREST. Mr. Berg, his brother Clyde J. Berg, members of their family and certain trusts and other entities which they and their family members control (the "Berg Group") own limited partnership interests ("L.P. Units") representing approximately 81.8% ownership of the operating partnerships. The L.P. Units may be converted into shares of common stock under certain circumstances which upon conversion would represent voting control of Mission West Properties. The Berg Group's ability to exchange their L.P. Units for common stock permits them to exert substantial influence over the management and direction of our corporation.

     BOARD OF DIRECTORS REPRESENTATION. The Berg Group has the right to nominate two of our current five directors for election to the board of directors as long as they and their affiliates beneficially own at least 15% of the total number of our outstanding securities, including all securities, such as L.P. Units, exchangeable or redeemable for common stock or any other voting stock. If the Berg Group's ownership percentage falls below 15% but is at least 10%, the Berg Group has the right to nominate one person for election to our board of directors. Their right to nominate directors may be considered to give the Berg Group and Mr. Berg substantial control and influence over the management and direction of our corporation.

     SPECIAL BOARD VOTING PROVISIONS. Our governing corporate documents, which are our Articles of Amendment and Restatement and our Bylaws also provide substantial control rights for Mr. Berg and the Berg Group. These rights include a requirement that Mr. Berg or someone he has designated to replace him as a director approve certain fundamental corporate actions, including amendments to our governing corporate documents and any merger, consolidation or sale of all or substantially all of our assets or the assets of the operating partnerships. In addition, our Bylaws provide that a quorum necessary to hold a valid meeting of the board of directors must include Mr. Berg or someone he has designated to replace him as a director. Also, directors representing more than 75% of the entire board of directors must approve other significant transactions such as incurring debt above certain amounts and conducting business other than through the operating partnerships.

      LIMITED PARTNER APPROVAL RIGHTS. Mr. Berg and other limited partners, including other members of the Berg Group, also may restrict our operations and activities through rights provided under the terms of the Amended and Restated Agreement of Limited Partnership which governs each of the operating partnerships and our legal relationship to each operating partnership as its general partner.

POTENTIAL CONFLICTS OF INTEREST WITH THE BERG GROUP

     Mr. Berg and other members of the Berg Group possess significant rights to influence and control the Company and the operating partnerships and have a variety of interests that may not be consistent with the interests of our other stockholders. For example, our headquarters are leased from an entity owned by Mr. Berg and other Berg Group members, and we pay them rent of approximately $15,000 per month. Although Mr. Berg has agreed to provide us with the first opportunity to pursue R&D office property development and acquisition activities in Washington, Oregon and California, there are many other real estate activities and other business activities that Mr. Berg and other members of the Berg Group are free to pursue. If we decline an opportunity that has been offered to us, Mr. Berg may pursue it. This would reduce the amount of time that he could devote to our affairs and could result in the development by him or other Berg Group members of properties that compete with our properties for tenants. In general, we have agreed to limit the liability of Mr. Berg and other members of the Berg Group to our corporation and stockholders arising from their pursuit of these other opportunities. Mr. Berg and other Berg Group members have agreed that all new transactions between us and any of them, or between us and any entity in which they directly or indirectly own 5% or more of the equity interests, including the operating partnerships for this purpose, must be approved by the Independent Directors Committee of our board of directors. This Committee currently consists of three directors who are independent of Mr. Berg and the other members of the Berg Group.

     EXCLUDED PROPERTIES. Mr. Berg and other members of the Berg Group have retained certain R&D office properties in which we and the operating partnerships have no ownership interests. Under certain circumstances, efforts of Mr. Berg to lease these other properties may interfere with similar efforts on our behalf.

     PENDING DEVELOPMENT PROJECTS. Mr. Berg and other members of the Berg Group currently own four pending development projects located in the Silicon Valley that represent a potential total of 11 R&D office properties aggregating approximately 950,000 rentable square feet. We and the operating partnerships have agreed under the terms of a Pending Projects Acquisition Agreement to acquire each of these properties from Mr. Berg and other members of the Berg Group as it is completed and leased. The sellers may elect to receive cash or L.P. Units at a value of $4.50 per unit. As the current market price of a share of common stock is $____, this valuation represents a substantial discount from the current market value of the common stock that may be issued in exchange for these L.P. Units. The terms of the Pending Projects Acquisition Agreement were agreed upon in May 1998 prior to the re-commencement of trading of our Common Stock, however. Mr. Berg and other members of the Berg Group currently have the right to obtain as many as 33,513,906 additional L.P. Units in exchange for the pending development projects. They may elect to receive part of the consideration in cash. In addition, prior to the sale of any of these properties the sellers may place debt on the property that we and the operating partnerships would be required to assume. The amount of any assumed debt would reduce the value of the acquired property in determining the amount of other consideration in the form of cash or L.P. Units payable to the sellers, however. The rights of Mr. Berg and other Berg Group members under the Pending Projects Acquisition Agreement permit them to acquire substantial additional interests in the operating partnerships and, in the event of any exchange of their L.P. Units for common stock, in our corporation, as well.

     BERG LAND HOLDINGS. Mr. Berg and other members of the Berg Group also own several parcels of unimproved land in the Silicon Valley that we and the operating partnerships have the right to acquire under the terms of the Berg Land Holdings Option Agreement. Mr. Berg and the other Berg Group members are not obligated to exercise certain options they hold to acquire the properties that are  subject  to the  agreement.  As a result,  we may lose the  ability to expand our portfolio of properties and to increase our income through the acquisition of those properties. In addition, we have agreed to pay a fixed amount plus additional charges for any of the properties that we do acquire and must pay the acquisition price in cash unless otherwise agreed by the sellers. At the time of acquisition, these properties may be encumbered by debt that we or the operating partnerships will be required to assume. An increase in our indebtedness could materially adversely affect our financial condition, results of operations or ability to make cash distributions to our stockholders. See "--Real Estate Investment Considerations," "--Uncertainties Regarding Distributions to Stockholders." The exercise of our options under the Berg Land Holdings Option Agreement is subject to approval by the Independent Directors Committee of our board of directors.

     TAX CONSEQUENCES OF SALE OF PROPERTIES. Many of our properties have unrealized taxable gain, which, if sold, could create adverse income tax consequences for limited partners of the operating partnerships. Mr. Berg, Clyde
J. Berg, and one other limited partner have the right to prevent us and the operating partnerships from selling or transferring properties which they designate in any taxable transaction for a period of ten years. As a result, our opportunities to sell those properties may be limited. If we need to sell any of those properties to raise cash to service our debt, acquire new properties, pay cash distributions to stockholders, or for other working capital purposes, we may be unable to do so.

     TERMS OF TRANSFERS; ENFORCEMENT OF AGREEMENT OF LIMITED PARTNERSHIP. The terms of the Pending Projects Acquisition Agreement, the Berg Land Holdings Option Agreement, the partnership agreement of each operating partnership, and the terms of other material agreements in which we have acquired our interests in the operating partnerships and the properties formerly controlled by Mr. Berg and members of the Berg Group were not determined through arm's-length negotiations. In addition, Mr. Berg and representatives of the Berg Group sitting on our board of directors may be subject to conflicts of interest with respect to their obligations as our directors to enforce the terms of the partnership agreement of each operating partnership when it conflicts with their personal interests. In addition, the terms of our Articles of Amendment and Restatement and Bylaws were not determined through arm's-length negotiations. Some of these terms are not as favorable as those that could have been obtained through arms'-length negotiations.

     RELATED PARTY DEBT. We are liable for a loan of approximately $18 million payable to Berg & Berg Enterprises, Inc., which is a member of the Berg Group. This loan is secured by three of our properties and matures in March 1999. We believe that we will be able to repay that loan with proceeds of our existing line of credit or other sources of working capital. Effective September 30, 1998, we assumed a $100 million line of credit with Wells Fargo Bank N.A. previously provided to and guaranteed by the members of the Berg Group, which is secured by 14 of our properties. We have the right to draw on the line of credit and are liable for repayment of all amounts owing under the line of credit, which totaled $27,200,992 as of December 31, 1998. The Berg Group members continue to be liable as guarantors under the line of credit, which expires in October 1999. If we are unable to repay our debts to Berg & Berg Enterprises, Inc. or Wells Fargo Bank when due, however, Mr. Berg or other Berg Group Members, in addition to the lenders, could take action to enforce our payment obligations.

CHANGES IN POLICIES WITHOUT STOCKHOLDER APPROVAL

      Our board of directors determines the investment and financing policies of the operating partnerships and our policies with respect to certain other activities, including growth, debt capitalization, distribution and operating policies. Our board of directors may amend these policies at any time without a vote of the stockholders. Changes in these policies could materially adversely affect our financial condition, results of operations, and ability to make cash distributions to our stockholders.

ANTI-TAKEOVER PROVISIONS

      Provisions of our Articles of Amendment and Restatement and our Bylaws could delay, defer or prevent a transaction or a change in control of our corporation, or a similar transaction, that might involve a premium price for holders of common stock or otherwise be in their best interests.

REAL ESTATE INVESTMENT CONSIDERATIONS

      Real property investments are subject to varying degrees of risk. Investment returns available from equity investments in real estate depend in large part on the amount of income earned and capital appreciation generated by our properties, as well as our related expenses incurred. If our properties do not generate revenues sufficient to meet operating expenses, debt service and capital expenditures, our income and ability to make distributions to our stockholders will be affected adversely. Income from our properties may also be adversely affected by general economic conditions, local economic conditions such as over supply of commercial real estate, the attractiveness of our properties to tenants and prospective tenants, competition from other available rental property, our ability to provide adequate maintenance and insurance, the cost of tenant improvements, leasing commissions and tenant inducements and the potential of increased operating costs, including real estate taxes. Various significant expenditures associated with an investment in real estate (such as mortgage payments, real estate taxes and maintenance expenses) generally are not reduced when circumstances cause a reduction in revenue from the investment. Income from properties and real estate values also is affected by a variety of other factors, such as governmental regulations and applicable laws (including real estate, zoning and tax laws), interest rate levels and the availability of financing.

      Our properties and an investment in our common stock are also subject to a number of specific risks, including the following:

o Real estate investments are relatively illiquid which limits our ability to restructure our portfolio in response to changes in economic or other conditions.

o All of our properties are located in the southern portion of the San Francisco Bay Area commonly referred to as "Silicon Valley". The Silicon Valley economy has been strong for the past five years but future increases in values and rents for our properties depend to a significant extent on the health of this region's economy. Recent trends suggest that the supply of R&D office space available for rent has increased and that the demand for such space in Silicon Valley has declined from near zero vacancy rates in early 1998 and late 1997.

o We might lose key tenants. Most of our properties are occupied by single tenants, many of whom are large, publicly-traded electronics companies. Losing a key tenant could adversely affect our operating results and our ability to make distributions to stockholders if we are unable to obtain replacement tenants promptly.

o Key tenants could seek the protection of the bankruptcy laws which could result in the rejection and termination of their leases thereby causing a reduction in our income.

o We intend to engage in additional real estate acquisition and development. These activities involve significant risks in addition to those relating to the ownership and operation of existing, fully-leased properties. For example, required approvals may not be obtained or may take more time and resources to obtain them than expected, construction may not be completed on schedule or on budget, and the properties may not achieve anticipated rent or occupancy levels. These activities also depend upon the availability of financing on terms that do not adversely impact our operating results and our ability to make distributions to our stockholders.

o Our properties are subject to substantial indebtedness. If we are unable to make required mortgage payments, a loss could be sustained as a result of foreclosure on our properties by the mortgagee. We have adopted a policy of maintaining a consolidated ratio of debt to total market capitalization of less than 50%, which may not be exceeded without the approval of more than 75% of our entire board of directors. Our board of directors may vote to change this policy, however, and we could become more highly leveraged, resulting in an increased risk of default on our obligations, and an increase in debt service requirements that could adversely affect our financial condition, our operating results and our ability to make distributions to our stockholders.

o Our properties may expose us to liabilities under applicable environmental and health and safety laws.

o    We may sustain uninsured losses with respect to some of our properties.

o All of our properties are located in areas that are subject to earthquake activity. Our insurance policies do not cover damage caused by seismic activity, although they do cover losses from fires after an earthquake. We generally do not consider such insurance coverage to be economical. If an earthquake occurs and results in substantial damage to our properties, or properties that we may acquire in the future, we could lose our investment in those properties and our financial condition, operating results and ability to make distributions to our stockholders could be materially adversely affected.

FEDERAL INCOME TAX RISKS

     FAILURE TO QUALIFY AS A REIT. We intend to elect to be taxed as a REIT under the federal income tax laws for the year ending December 31, 1999. To maintain that status we must meet certain tests for income, assets, distributions to stockholders, ownership interests and other significant conditions. If we fail to qualify as a REIT in any taxable year we will not be allowed a deduction for distributions to our stockholders in computing our taxable income and would be subject to federal income tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Moreover, unless we were entitled to relief under certain provisions of the tax laws, we would be disqualified from treatment as a REIT for the four taxable years following the year in which our qualification was lost. As a result, funds available for distribution to our stockholders would be reduced for each of the years involved and, in addition, we would no longer be required to make distributions to our stockholders. Although we currently intend to operate in a manner designed to enable us to qualify and maintain our REIT status, it is possible that economic, market, legal, tax or other considerations may cause us to fail to qualify as a REIT, or may cause our board of directors either to refrain from making the REIT election or to revoke that election once made.

      REIT DISTRIBUTION REQUIREMENTS. To maintain REIT status we must distribute as a dividend to our stockholders at least 95% of our otherwise taxable income (after certain adjustments) with respect to each tax year. We may also be subject to a 4% non-deductible excise tax in the event our distributions to stockholders fail to meet certain other requirements. Failure to comply with these requirements could result in our income being subject to tax at regular corporate rates and could cause us to be liable for the excise tax.

     OWNERSHIP LIMIT NECESSARY TO MAINTAIN REIT QUALIFICATION. As a REIT we are subject to certain restrictions on the percentage of the total value of our stock that may be owned by five or fewer individuals which may not exceed 50% as determined under federal income tax laws. Our Articles of Amendment and Restatement generally prohibit the direct or indirect ownership of more than 9% of our common stock by any stockholder. This limit excludes the members of the Berg Group, who have an aggregate ownership limit of 20%. In addition, as permitted by our Articles of Amendment and Restatement, our board of directors recently provided an exception to two other stockholders that permits them to collectively own, directly or indirectly, up to 15% of our common stock on an aggregate basis. In general, our Articles of Amendment and Restatement prohibit the transfer of shares which result in a loss of our REIT qualification and provide that any such transfer or any other transfer which causes a stockholder to exceed the ownership limit will be subject to mandatory forfeiture provisions.

UNCERTAINTIES REGARDING DISTRIBUTIONS TO STOCKHOLDERS

      Our income will consist primarily of our share of the income of the operating partnerships, and our cash flow will consist primarily of our share of distributions from the operating partnerships. Differences in timing between the receipt of income and the payment of expenses in arriving at our taxable income or the taxable income of the operating partnerships and the effect of required debt amortization payments could require us directly or through the operating partnerships to borrow funds on a short-term basis to meet our intended distribution policy.

      The amount and timing of distributions by the operating partnerships and of our distributions to our stockholders will be determined by our board of directors. Our board of directors will consider many factors prior to making any distributions, including the following:

o    The amount of cash available for distribution;

o    The operating partnerships' financial condition;

o Any decisions by the board of directors to reinvest funds rather than to distribute such funds;

o    The operating partnerships' capital expenditures;

o The annual distribution requirements under the REIT provisions of the federal income tax laws; and

o    Other factors as our board of directors deems relevant.

There is no assurance that we will be able to meet or maintain our intended cash distribution policies.

OUR OBLIGATION TO PURCHASE TENDERED L.P. UNITS

     Each of the limited partners of the operating partnerships (other than Carl
E. Berg and Clyde J. Berg) has the annual right to exercise put rights and cause the operating partnerships to purchase a portion of the limited partner's L.P. Units at a purchase price based on the average market value of the common stock for the 10-trading day period immediately preceding the date of tender. Upon the exercise of any such right by a limited partner, we will have the option to purchase the tendered L.P. Units with available cash, borrowed funds or the proceeds of an offering of newly issued shares of common stock. These put rights become exercisable on December 29, 1999, and are available once a year for a maximum of one-third of the eligible limited partners' total L.P. Units. If the total purchase price of the L.P. Units tendered by all of the eligible limited partners in one year exceeds $1 million, we or the operating partnerships will be entitled to reduce proportionately the number of L.P. Units to be acquired from each tendering limited partner so that the total purchase price does not exceed $1 million dollars. The exercise of these put rights may reduce the amount of cash that we have available to distribute to our stockholders.

SHARES ELIGIBLE FOR FUTURE SALE

     There are nearly 8.2 million shares of common stock outstanding as of the date of this prospectus. We cannot predict the effect, if any, that future sales of shares of common stock, or the availability of shares for future sale, will have on the market price of the common stock. Sales of substantial amounts of common stock (including shares issued in connection with the exercise of the exchange rights held by the limited partners of the operating partnerships), or the perception that such sales could occur, could adversely affect prevailing market prices for the common stock. Additional shares of common stock may be issued to limited partners (subject to the applicable REIT qualification ownership limit), if they exchange their L.P. Units for shares of common stock pursuant to their exchange rights, or may be sold by the Company to raise funds required to purchase such L.P. Units if the limited partners elect to tender L.P. Units to us using their put rights. In addition, the pending offer of common stock under this prospectus may adversely affect the market price of the common stock. Subject to certain rights that we possess to halt offers and sales of shares of common stock under this prospectus under certain circumstances, we intend to maintain the effectiveness of the registration statement under which these shares are offered for sale with the SEC until the end of December 1999. See "THE SELLING STOCKHOLDERS."



                                USE OF PROCEEDS

     All net proceeds from the sale of the shares of common stock will go to the stockholders who offer and sell their shares. Accordingly, we will not receive any of the proceeds from sales of their shares by the selling stockholders.



                           THE SELLING STOCKHOLDERS

     The following table sets forth the name and the number of shares of common stock beneficially owned by the stockholders listed below as of February 11, 1999, the number of shares of common stock that may be offered by selling stockholders and the number and percentage of shares to be owned beneficially by the selling stockholders assuming the sale of the shares offered by this prospectus. As a condition to receiving our permission to offer and sell shares of common stock under this prospectus, each selling stockholder has signed a Registration Rights Agreement under which the stockholder has agreed not to offer or sell any of such shares from the third business day after the date of the Stop Trading Notice for a period of up to 30 days. We will send a Stop Trading Notice to the selling stockholders if we determine, in our sole discretion, that it would be detrimental to us or our stockholders for any selling stockholder to offer or sell any such shares during the period set forth in the notice. In this prospectus, the term "selling stockholders" includes donees and pledgees selling shares received from a named stockholder after the date of this prospectus.

      Except as otherwise described below, none of the selling stockholders has held any office with, been employed by, or otherwise had a material relationship with us or our affiliates since February 11, 1996.




                                                            Percentage of
                                Shares of      Number of     Outstanding
                               common stock    Shares of       Shares
                               Beneficially   Common Stock    of Stock
                               Owned Before     Offered      Stock After
Name of Selling Stockholder    Offering (1)     Hereby       Offering (2)
---------------------------  ---------------  ------------  -------------
Thelmer Aalgaard(3)              128,640         70,000          *
James H. and Edna J.              50,000         40,000          *
  Anderson
Joseph F. Antizzo                 20,000         20,000          *
Bancorp Equities LLC              20,000         20,000          *
Ron Bender                        16,668          5,556          *
Carl and Mary Ann Berg            77,333         50,000          *
  (4)
Howard Clowes                     20,000         20,000          *
Clarion Offshore Fund             13,889         13,889          *
  L.T.D.
  c/o Morty Cohen,
  Investment Manager
Clarion Partners, L.P.            41,667         41,667          *
  c/o Morty Cohen,
  Investment Manager
Mariana P. Cotton                 55,000         55,000          *
  Revocable Living Trust
John J. Dougherty                 30,000         30,000          *
John B. Estill,                    8,892          8,892          *
  Co-Trustee of
  The John and Teresa
  Estill 1977 Trust
Harry L. Fox                      10,000         10,000          *
Walter C.Frank                     2,200          2,200          *
Richard S. Frary                  85,000         85,000          *
Hugh C. Fraser                    17,000         12,000          *
Ian H. Fraser                      5,000          5,000          *
William S. Friedman               80,000         80,000          *
Tom Furlong                        5,000          5,000          *
Thomas L. Gipson                 200,000        200,000          *
James M. Greenleaf                11,000         11,000          *
Jennifer Greenleaf                11,000         11,000          *
Lewis S. Greenleaf III           142,500        142,500          *
Victoria Greenleaf                11,000         11,000          *
Richard V. and Catherine          10,000         10,000          *
  P. Guerin JTWROS
Jeff Harris                       45,000         45,000          *
Helzel Family Foundation          22,000         22,000          *
  (5)
Leo B. and Florence              401,800        401,800          *
  Helzel Living Trust (5)
Lawrence B. Helzel (5) (6)       182,083         80,000          *
Michael H. Weed and               20,000         20,000          *
  Patricia A. Hurley
Ingalls & Snyder Value         1,125,067      1,125,067          *
  Partners, L.P.
Investors Forum                   50,000         50,000          *
Scott A. Katzmann                 11,100         11,100          *
Helzel Kirshman L.P. (6)         100,000        100,000          *
Joseph Klein                      15,000         15,000          *
Michael Knapp (7)                 70,067         60,000          *
Joseph E. Kos and Amy             11,000         11,000          *
  Davis JTWROS
Aaron Kozak Revocable             50,000         50,000          *
  Trust
Lawton S. Lamb                    11,000         11,000          *
Donald M. Liddell, Jr.           100,000        100,000          *
Joel Mael                         25,000         25,000          *
Bradley T. and Wendy R. Marlin    39,609         39,609          *
Marquette National Bank          395,000        335,000          *
  Trust
  FBO John F. McCarthy
  Charitable Lead Annuities
  Trust (8)
Marquette National               405,000        400,000          *
  Corporation (9)
Marquette National Bank          720,000        720,000          *
  Trust
  FBO Dan McCarthy (10)
David L. Mendel                   11,000         11,000          *
John B. and Beverly J.            39,000         39,000          *
  Miles JTWROS
John S. Moran                    250,000        250,000          *
William M. Moran                   5,000          5,000          *
William Moran Jr.                 35,000         35,000          *
Martin and Anne Roher             50,000         50,000          *
  JTWROS
Michael O'Rosky (11)              43,300         22,000          *
Poutiatine Living Trust          111,000        111,000
  dtd 12/28/89
  Ivan S. Poutiatine,
  Trustee
Poutiatine Living Trust           11,000         11,000          *
  dtd 12/28/89
  Lochiel C.Poutiatine,
  Trustee
Michael Poutiatine Trust          55,000         55,000          *
Prism Partners I, LP             418,500        418,500          *
Prism Partners Offshore Fund      31,500         31,500          *
Katherine A. Ray                 100,000        100,000          *
Antonio Rigoni                    18,445         18,445          *
Katharine Plourde Simmons         16,000         16,000          *
William Reed Simmons              39,000         39,000          *
Evelyn Slavin                     11,000         11,000          *
Talkot Crossover Fund LP         333,333        333,333          *
Arnold Toren                      10,000         10,000          *
Dean Witter, Cust. FBO            15,000         15,000          *
  Lindell Van Dyke
  IRA 112-122618-054
Lindell and Lynn Van Dyke         25,000         25,000          *
Carl E. Warden                   109,000        109,000          *
Jeffrey Warmoth                   11,000         11,000          *
David Wollersheim                  4,000          4,000          *
  Revocable Trust
Marlene A. Zielinski              25,000         25,000          *
Raymond Zielinski                 33,000         33,000          *


--------

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission which generally attribute beneficial ownership of securities to persons who possess sole or shared voting power and/or investment power with respect to those securities that the person has the right to acquire within 60 days of February 11, 1999. Unless otherwise indicated, the persons or entities identified in the table have sole voting and investment power with respect to all shares shown beneficially owned by them. The numbers do not include shares of common stock which may be acquired by the exchange of L.P. Units, which generally cannot occur within 60 days.

(2) Less than one percent of outstanding shares of Common Stock indicated by "*".

(3) Mr. Aalgaard is a director and employee of Berg & Berg Enterprises, Inc., an affiliate of Carl E. Berg. Includes (i) 33,400 shares held of record by Carl E. Berg, Trustee, Berg & Berg Profit Sharing Plan FBO Thelmer G. Aalgaard Dated 1/1/84, (ii) 4,160 shares held of record by Carl E. Berg, Trustee, Berg & Berg Profit Sharing Plan FBO Thelmer G. Aalgaard Dated 1/1/84, 1997 Contribution, and
(iii) 2,220 shares held of record by Thelmer G. Aalgaard, Custodian, Rachel Michaels, Under the California Uniform Gifts to Minor Act.

(4) Mr. Berg is an officer and director of the Company and of Berg & Berg Enterprises, Inc. Includes 27,333 shares of common stock held of record by Berg & Berg Enterprises, Inc., of which Mr. Berg disclaims beneficial ownership except as to his pecuniary interest therein. Mr. Berg is a principal shareholder of the Company. Does not include 53,071 shares of common stock held of records as trustee under various pension and profit sharing plans.

(5) Leo B. Helzel and Lawrence B. Helzel have only voting power with respect to shares owned by the Helzel Family Foundation, of which they are directors. Leo
B. Helzel disclaims beneficial ownership of the shares held by the Living Trust except to the extent of his pecuniary interest in the shares.

(6) Mr. Helzel became a director of Mission West Properties in December 1998. Mr. Helzel has voting power with respect to the shares owned by Helzel Kirshman, L.P. but disclaims any pecuniary interest in one-half of those shares.

(7) Mr. Knapp was formerly an officer and director of Mission West Properties. Mr. Knapp is currently an officer of Berg & Berg Enterprises, Inc., an affiliate of Carl E. Berg. Includes (i) 3,333 shares held of record by Carl E. Berg, Trustee, Berg & Berg Enterprises, Inc. 401K FBO Michael L. Knapp Dated 1/1/84,
(ii) 2,000 shares held of record by Michael L. Knapp, Custodian, Ryan Michael Knapp Under the California Uniform Gifts to Minor Act and (iii) 2,000 shares held of record by Michael L. Knapp, Custodian, Kayla Marie Knapp Under the California Uniform Gifts to Minor Act.

(8) Paul McCarthy may be deemed to be the beneficial owner of the shares of the trust because he is the trustee of the trust, but he disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(9) Paul McCarthy may be deemed to be the beneficial owner of these shares because he is the Chairman and Chief Executive Officer of Marquette National Corporation, but he disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein as a minority shareholder of the corporation.

(10) Dan McCarthy may be deemed to be the beneficial owner of all of these shares. Mr. McCarthy and an individaul retirement account for his sole benefit are separate record holders of shares that are not included in this prospectus. The total number of these shares is 150,000.

(11) Mr. O'Rosky is an employee of Berg & Berg Enterprises, Inc., an affiliate of Carl E. Berg. Mr. O'Rosky is also the son-in-law of Clyde J. Berg, who is a director of Berg & Berg Enterprises, Inc. and brother of Carl E. Berg. Includes
(i) 4,000 shares held of record by Michael J. O'Rosky, Custodian, Mason Michael O'Rosky, Under the California Uniform Gifts to Minor Act; and (ii) 4,000 shares held of record by Michael J. O'Rosky, Custodian, Hannah Rae O'Rosky, Under the California Uniform Gifts to Minor Act.

                             PLAN OF DISTRIBUTION

      The selling stockholders may offer their shares of common stock at various times in one or more of the following transactions:

o on any of the United States securities exchanges where the common stock is listed and traded, including the American Stock Exchange and the Pacific Stock Exchange;

o    in the over-the-counter market;

o in transactions other than on such exchanges or in the over-the-counter market;

o    in connection with short sales of the shares;

o    by pledge to secure debts and other obligations;

o in connection with the writing of non-traded and exchange-traded call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options; or

o    in a combination of any of the above transactions.

      The selling stockholders may sell their shares of common stock at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices.


                      WHERE YOU CAN FIND MORE INFORMATION

     This prospectus, filed as a part of a Post-Effective Amendment No. 1 to S-4 Registration Statement on Form S-3 Registration Statement, does not contain all the information set forth in the registration statement or the exhibits and schedules to the registration statement filed in accordance with the rules and regulations of the SEC, and we are incorporating omitted information by this reference. Statements made in this prospectus concerning the contents of any contract, agreement or other document filed as an exhibit to the registration statement are summaries of the terms of the contracts, agreements or documents and are not necessarily complete. You should read each exhibit for a more complete description of the matters involved. The registration statement and the exhibits filed with the SEC may be inspected, without charge, and copies may be obtained at prescribed rates, at the SEC's Public Reference facility maintained by the Room, 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The registration statement and other information filed by the Company with the SEC also are available at the Web site maintained by the SEC on the World Wide Web at http://www.sec.gov. Reports, proxy statements and other information about us filed with the SEC may also be inspected at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York, and the Pacific Exchange Incorporated, 301 Pine Street, San Francisco, California.

      Under SEC rules we are disclosing additional information to you by referring to documents that we have filed previously with the SEC. Information that we incorporate by reference into this prospectus is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

1. The Form S-4 Registration Statement filed on May 15, 1998 and declared effective on November 23, 1998 (Registration No. 333-52835-99) (the "Registration Statement"), and the prospectus dated November 23, 1998 filed pursuant to SEC Rule 424(b)(3).

2. Our Annual Report on Form 10-K for the one-month transition period and fiscal year ended December 31, 1997.

3. All other reports filed since December 31, 1997 under Section 13(a) or 15(d) of the Securities Exchange Act of 1934, including all reports filed after the date of the Registration Statement and prior to the effective date of this Post-Effective Amendment No. 1 to such Registration Statement, including our report on Form 10-Q/A for the quarter ended September 30, 1998 and our report on Form 8-K dated December 31, 1998.

4. The description of the common stock contained in the Registration Statement.

      You may request a copy of these filings, at no cost upon written or oral request by writing or telephoning us at the following address or telephone number: Mission West Properties, Inc., 10050 Bandley Drive, Cupertino, California 95014; telephone: (408) 725-0700.


                              RECENT DEVELOPMENTS

     We recently acquired two newly constructed R&D office properties located on Richard Avenue in Santa Clara, California and Hellyer Avenue in San Jose, California consisting of a total of approximately 163,000 square feet of rentable space. We acquired these properties from Carl E. Berg and other members of the Berg Group under the Pending Projects Acquisition Agreement and the Berg Land Holdings Option Agreement. We paid $4,197,600 for the Richard Avenue property, which consists of approximately 52,800 rentable square feet, and $9,494,000 for the Hellyer Avenue property, which consists of approximately 110,000 rentable square feet. Each property was acquired by a different operating partnership, which assumed debt of $9,605,718 and issued 672,064 L.P. Units to the sellers. Each of the L.P. Units may be exchanged for shares of common stock in the same manner as other L.P. Units held by the same limited partner. The terms of the acquisitions were approved by the Independent Directors Committee of our board of directors. We have agreed with the sellers of the properties to treat our acquisitions as effective as of September 1, 1998 with respect to the Richard Avenue property, and November 1, 1998 with respect to the Hellyer Avenue property. This has allowed us to earn the rental income from the properties from the applicable date.

                                 LEGAL MATTERS

     We have received opinions of counsel from Graham & James, LLP, Palo Alto, California and Ballard Spahr Andrews & Ingersoll, LLP, Baltimore, Maryland concerning the validity of the shares of common stock offered for sale by this prospectus. A partner of Graham & James, LLP who is rendering services to us beneficially owns 12,333 shares of common stock.


                                    EXPERTS


     The consolidated financial statements of Mission West Properties incorporated by reference to the Annual Report on Form 10-K for the period ended December 31, 1997 and the Combined Financial Statement for the Berg Properties as of December 31, 1997 and 1996, and for the three years in the period ended December 31, 1997, the Statement of Revenue and Certain Expenses of Fremont Properties for the year ended December 31, 1997 and the Combined Statements of Revenue and Certain Expenses for the Kontrabecki Properties for the years ended December 31, 1997, 1996 and 1995 included in the Registration Statement and prospectus have been audited by PricewaterhouseCoopers LLP, independent accountants. Such financial statements have been included or incorporated by reference in reliance upon the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.


      The financial statements as of November 30, 1996 and for each of the two years then ended incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1997, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.


                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

      The expenses in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions, are estimated as follows:

Securities and Exchange Commission Registration Fee.  Previously paid
Legal fees and expenses*............................         $7,500
Accounting fees and expenses*.......................          5,000
Printing expenses/Transfer agent's fees*............            500
                                                            --------
      Total*........................................        $13,000

----------------

*  Estimated.


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS


      Section 2-418 of the Maryland General Corporation Law ("MGCL") permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services, or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Article IX of the Articles of Amendment and Restatement of Mission West Properties, Inc. (the "Charter") contains such a provision which eliminates such liability to the maximum extent permitted by the MGCL.

      Section 2-418 of the MGCL requires a corporation (unless its charter provides otherwise, which the Charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

     The Charter also authorizes Mission West Properties, Inc. to the maximum extent permitted by Maryland law, to obligate itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to any present or former director or officer, or any individual who, while a director of Mission West Properties, Inc. and at the request of Mission West Properties, Inc., serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his status as a present or former director or officer of Mission West Properties, Inc. Article XII of the Bylaws obligates Mission West Properties, Inc., to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (i) any present or former director or officer who is made a party to the proceeding by reason of his service in that capacity or (ii) any individual who, while a director of Mission West Properties, Inc. and at the request of Mission West Properties, Inc. serves or has served another corporation, real estate, investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his service in that capacity. The Charter and Bylaws also permit Mission West Properties, Inc. to indemnify and advance expenses to any person who served a predecessor of Mission West Properties, Inc. in any of the capacities described above and any employee or agent of Mission West Properties, Inc. and or a predecessor of Mission West Properties, Inc.


ITEM 16.  EXHIBITS.

Exhibit No.   Description
------------  ------------------------------------------------------------

     2.1      Merger Agreement and Plan of Merger between Mission West
              Properties and Mission West Properties, Inc.

     3.1**    Articles of Amendment and Restatement of Mission West Properties,
              Inc.

     3.2**    Restated Bylaws of Mission West Properties, Inc.

     5.1**    Opinion  of  Graham  &  James  LLP   regarding  the  validity  of
              the securities   issued   by  the   Company   to  be   exchanged
              in  the Reincorporation Merger

     5.2**    Opinion  of  Ballard  Spahr  Andrews &  Ingersoll  LLP  regarding
              the validity  of  securities  issued  by  Mission   West-Maryland
              in  the Reincorporation Merge

     10.1.1   Amended and  Restated  Agreement of Limited  Partnership  of
              Mission West Properties, L.P.

     10.1.2   Amended and  Restated  Agreement of Limited  Partnership  of
              Mission West Properties, L.P. I

     10.1.3   Amended and  Restated  Agreement of Limited  Partnership  of
              Mission West Properties, L.P. II

     10.1.4   Amended and  Restated  Agreement of Limited  Partnership  of
              Mission West Properties, L.P. III

     10.2     Exchange Rights Agreement between the Company and the Limited
              Partners

     10.4.1** Acquisition  Agreement,  dated  as of May  14,  1998,  among  the
              Company, Certain Partnerships and the Berg Group (as defined therein)

     10.4.2** Amendment to Acquisition Agreement, dated as of July 1, 1998

     10.6     Pending  Projects   Acquisition   Agreement  among  the  Company,
              the Operating Partnership and the members of the Berg Group

     10.7 Berg Land Holdings Option Agreement between the Company and certain members of the Berg Group

     10.8     Form of Registration Rights Agreement

     23.1** Consent of Graham & James LLP (included in the opinion filed as Exhibit 5.1 to this Registration Statement)

     23.2** Consent of Ballard Spahr Andrews & Ingersoll (included in the opinion filed as Exhibit 5.2 to this Registration Statement)

     23.3     Consent of PricewaterhouseCoopers LLP

     23.4     Consent of PricewaterhouseCoopers LLP

     24.1** Powers of Attorney (included in the signature page to this Post-Effective Amendment No. 1 to S-4 Registration Statement)

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**    Previously Filed

ITEM 17.  UNDERTAKINGS

      The undersigned Registrant hereby undertakes:

(a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

           PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) That for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange
Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(d) Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission and indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim of indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective No. 1 Amendment to Form S-4 Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cupertino, State of California on February 11, 1999.

                               MISSION WEST PROPERTIES, INC.


                               By:   /s/ Carl E. Berg
                                     Carl E. Berg
                                      Chairman of the Board, Chief Executive
                                      Officer, President, and Chief Financial
                                      Officer


      KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Carl E. Berg and Michael J. Anderson, or either of them, each with the power of substitution, his or her attorney-in-fact, to sign any amendments to this Registration Statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorney-in-fact, or his or her substitute, may do or choose to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated, effective February 11, 1999.

SIGNATURE                      TITLE

/s/ Carl E. Berg
__________________________     Chairman of the Board, Chief Executive Officer,
Carl E. Berg                   President, Chief Financial Officer, and Director

/s/ Michael J. Anderson
__________________________     Vice President, Chief Operating Officer, and
Michael J. Anderson            Director

/s/ Marianne K. Aguiar
__________________________     Vice President of Finance and Controller
Marianne K. Aguiar

/s/ John Bolger
__________________________     Director
John Bolger

/s/ William A. Hasler
__________________________     Director
William A. Hasler

/s/ Lawrence B. Helzel
__________________________     Director
Lawrence B. Helzel

                                 EXHIBIT INDEX


Exhibit No.   Description
------------  ------------------------------------------------------------

     2.1      Merger Agreement and Plan of Merger between Mission West
              Properties and Mission West Properties, Inc.

     3.1**    Articles of Amendment and Restatement of Mission West Properties,
              Inc.

     3.2**    Restated Bylaws of Mission West Properties, Inc.

     5.1**    Opinion  of  Graham  &  James  LLP   regarding  the  validity  of
              the securities   issued   by  the   Company   to  be   exchanged
              in  the Reincorporation Merger

     5.2**    Opinion  of  Ballard  Spahr  Andrews &  Ingersoll  LLP  regarding
              the validity  of  securities  issued  by  Mission   West-Maryland
              in  the Reincorporation Merge

     10.1.1   Amended and  Restated  Agreement of Limited  Partnership  of
              Mission West Properties, L.P.

     10.1.2   Amended and  Restated  Agreement of Limited  Partnership  of
              Mission West Properties, L.P. I

     10.1.3   Amended and  Restated  Agreement of Limited  Partnership  of
              Mission West Properties, L.P. II

     10.1.4   Amended and  Restated  Agreement of Limited  Partnership  of
              Mission West Properties, L.P. III

     10.2     Exchange Rights Agreement between the Company and the Limited
              Partners

     10.4.1** Acquisition  Agreement,  dated  as of May  14,  1998,  among  the
              Company, Certain Partnerships and the Berg Group (as defined therein)

     10.4.2** Amendment to Acquisition Agreement, dated as of July 1, 1998

     10.6     Pending  Projects   Acquisition   Agreement  among  the  Company,
              the Operating Partnership and the members of the Berg Group

     10.7 Berg Land Holdings Option Agreement between the Company and certain members of the Berg Group

     10.8     Form of Registration Rights Agreement

     23.1** Consent of Graham & James LLP (included in the opinion filed as Exhibit 5.1 to this Registration Statement)

     23.2** Consent of Ballard Spahr Andrews & Ingersoll (included in the opinion filed as Exhibit 5.2 to this Registration Statement)

     23.3     Consent of PricewaterhouseCoopers LLP

     23.4     Consent of PricewaterhouseCoopers LLP

     24.1** Powers of Attorney (included in the signature page to this Post-Effective Amendment No. 1 to S-4 Registration Statement)

----------

**    Previously filed